Exhibit 1

COMMONWEALTH OF MASSACHUSETTS

SUFFOLK, SS.	SUPERIOR COURT DEPT. BUSINESS LITIGATION SESSION

DOCKET NO.

:
WHITE WINSTON SELECT ASSET	:
FUNDS, LLC and	:	2/8/2022
WHITE WINSTON SELECT ASSET	:
FUND SERIES FUND MP-18, LLC,	:
:
Plaintiffs,	:
:
v.	: VERIFIED COMPLAINT
:
MUSCLEPHARM CORPORATION and	:
RYAN DREXLER,	:
:
Defendants.	:
:

Plaintiffs White Winston Select Asset Funds, LLC (“WWSAF”) and White Winston Select Asset Fund Series Fund MP-18, LLC (the “Series Fund,” and collectively with WWSAF, “White Winston”) bring this Verified Complaint against defendants Musclepharm Corporation (“Musclepharm”) and Ryan Drexler (“Drexler”), and allege as follows in support thereof:

INTRODUCTION

1. Musclepharm and its controlling shareholder, chairman and CEO, Drexler, have engaged in a pattern of oppression and retaliation against White Winston in response to White Winston’s efforts as one of Musclepharm’s shareholders to achieve corporate governance reforms necessary to limit Drexler’s dominance within the company.

2. Drexler abused his multiple positions in Musclepharm to become its primary creditor, repeatedly causing Musclepharm to borrow many millions of dollars from him over a six-year period. In exchange, Musclepharm has given Drexler numerous convertible notes granting him the right to acquire ever increasing portions of the company at successively lower conversion prices — from $2.30 per share down to pennies per share — a decline in price that directly reflects Drexler’s own mismanagement of the company.

3. Properly exercising its rights as a shareholder, White Winston brought litigation in Nevada, where Musclepharm is incorporated, to, among other things, seek appointment of a receiver for the company in order to remedy Drexler’s breaches of his fiduciary duties as Musclepharm’s dominant shareholder, chairman and CEO. White Winston also brought an action in California, where Musclepharm has its principal place of business, seeking to inspect Musclepharm’s books and records.

4. In response to White Winston’s exercise of its shareholder rights, Musclepharm and Drexler sued White Winston and other parties in this Court in February 2019. Their primary, and baseless, allegation was that White Winston supposedly filed the Nevada litigation to try to extort a share buyout or other “ransom” from Musclepharm.

5. In reality, Musclepharm and Drexler filed their lawsuit in this Court to punish White Winston for asserting its rights as a shareholder and to try to intimidate White Winston into abandoning its effort to obtain the measures needed to protect Musclepharm from further abuses by Drexler.

6. On September 20, 2019, this Court dismissed Musclepharm’s and Drexler’s lawsuit for failure to state a claim upon which relief may be granted. Because the Court dismissed the lawsuit on this basis, it did not reach the issue of whether the lawsuit violated Massachusetts’ anti-SLAPP statute. However, the Court emphasized that the lawsuit came “perilously close to fitting the criteria of a SLAPP suit” because the lawsuit was “based solely on [White Winston’s] petitioning activity,” i.e., its legitimate exercise of its rights as a Musclepharm shareholder to seek judicial appointment of a receiver and pursue other reforms within the company. Musclepharm Corp. v. White Winston Select Asset Fund Series Fund MP- 18, 2019 WL 5495868, *5 (Mass. Super. Ct. Sep. 20, 2019).

7. On September 16, 2019, just prior to this Court’s dismissal of Musclepharm’s and Drexler’s lawsuit, Drexler converted most of an $18 million promissory note that Musclepharm had given him in a prior self-interested, unfair transaction discussed in detail below. Drexler’s conversion of this note increased his share of the company from approximately 15% to 60% and reduced White Winston’s share of the company below the 10% threshold it needed to maintain its action for a receiver under Nevada law. Drexler converted this debt in order to undermine White Winston’s efforts as a Musclepharm shareholder to protect the company from Drexler’s mismanagement. White Winston was forced to buy more than 700,000 additional shares in Musclepharm to maintain its action in Nevada.

8. Following the dismissal of the lawsuit in this Court, the parties had extensive settlement discussions resulting in a comprehensive agreement to resolve the Nevada and California lawsuits filed by White Winston, as well as all claims between the parties in or arising from the litigation here.

9. This comprehensive settlement includes provisions critical to reducing and limiting Drexler’s control of Musclepharm and eliminating its dependency on him for financing. The settlement provides significant new money for Musclepharm, including $3 million in interim financing from White Winston and an offering of common stock. In addition, the settlement prohibits Musclepharm from amending or increasing its debts to Drexler.

10. The settlement further obligates Musclepharm and Drexler to enter into an Investor Rights Agreement with White Winston giving White Winston a right of first refusal and a right to participate in any future issuance of debt, equity or other securities of Musclepharm.

11. Shortly after reaching agreement on all material terms of this comprehensive settlement, Musclepharm and Drexler refused to sign it. They did this because one of Musclepharm’s lawyers advised them that the settlement agreement, which was manifestly in the best interests of Musclepharm’s shareholders, should nevertheless be repudiated because it supposedly gives White Winston “more than it could ever get in the litigation.”

12. Thus, Musclepharm and Drexler rejected the corporate governance constraints to which they had agreed in the settlement simply because those constraints were sought by an adverse shareholder litigant. In other words, they punished White Winston yet again for asserting its right as a shareholder to seek necessary reforms through judicial action.

13. After repudiating the comprehensive settlement agreement, Musclepharm repeatedly refinanced and increased its indebtedness to Drexler in direct violation of the constraints agreed to in the settlement.

14. In addition, Musclepharm issued $8.2 million in notes to other investors, along with warrants for the purchase of 17,355,700 shares of common stock (an amount greater than 50% of the number of shares currently outstanding).

15. In a further breach of the comprehensive settlement, White Winston was not given the opportunity to participate in, and avoid dilution from, this offering.

16. All of these acts by Drexler and Musclepharm — (1) filing a lawsuit against White Winston in this Court to punish it for seeking appointment of a receiver for Musclepharm and for other exercises of its shareholder rights, (2) converting debt as a further attempt to undermine White Winston’s action for appointment of a receiver, (3) repudiating corporate governance reforms they agreed to in a global settlement simply because those reforms were sought by an adverse shareholder litigant, and (4) repeatedly engaging in conduct that is in violation of that comprehensive settlement — are part of a single ongoing pattern of oppressive and retaliatory treatment of White Winston, in which Musclepharm and Drexler have on numerous occasions deliberately taken precisely the sorts of actions harmful to Musclepharm and its shareholders that White Winston sought to prevent in the first place.

17. Therefore, as described in detail below, White Winston brings this action against Musclepharm and Drexler for unfair trade practices, abuse of process, malicious prosecution, breach of the duty of loyalty and, in the alternative, for breach of the settlement agreement.

PARTIES

18. Plaintiff WWSAF is a Delaware limited liability company with its principal place of business located at 265 Franklin Street, Suite 1702, Boston, Massachusetts 02110. Its members (including, in the case of those of its members that are themselves unincorporated associations, the members of its members) are citizens of Delaware, Nevada, New Hampshire and Utah. It engages in debt and equity investing in private companies and small-cap public companies. It is the manager of the Series Fund and the beneficial owner of the shares of Musclepharm stock held by the Series Fund.

19. Plaintiff the Series Fund is a Delaware limited liability company with its principal place of business located at 265 Franklin Street, Suite 1702, Boston, Massachusetts 02110. It has held at least 2.9 million shares of Musclepharm stock since 2018. It currently holds 3,658,180 shares of Musclepharm’s stock.

20. Defendant Musclepharm is a corporation organized under the laws of Nevada, with its principal place of business in California. It develops, markets and distributes nutritional supplements.

21. Defendant Drexler is president, CEO and board chairman of Musclepharm and its largest, and controlling, shareholder. He resides in California.

JURISDICTION AND VENUE

22. This Court has subject matter jurisdiction over this action and personal jurisdiction over the defendants Musclepharm and Drexler pursuant to M.G.L. c. 223A § 3.

23. Musclepharm and Drexler transacted business and caused tortious injury in this Commonwealth by, among other things, filing suit against White Winston in this Court. “A defendant who purposely avails himself of a particular forum state’s courts by initiating a lawsuit there impliedly submits to that forum’s jurisdiction with regard to all actions arising from the same nucleus of operative facts, or sharing the same transactional core.” Marron v. Whitney Group, 662 F. Supp. 2d 198, 200 (D. Mass. 2009); Greene v. Sandell, 2018 WL 7246975, *3 (Mass. Sup. Dec. 18, 2018) (“By commencing this action in Massachusetts Superior Court, [plaintiff] consented to personal jurisdiction in this forum with respect to all claims arising from the same transaction or nucleus of operative facts.”). Musclepharm and Drexler “can claim no unfairness based upon [a Massachusetts] court’s exercise of jurisdiction over [them], since one who enjoys the full benefits of access to a forum’s courts as plaintiff may not simultaneously claim immunity from the forum’s authority as defendant.” Marron, 662 F. Supp. at 201.

24. Venue in this Court is proper because White Winston has its principal place of business in this County, and defendants filed their lawsuit against White Winston in this Court, which sits in this County.

THE FACTS

A.	White Winston Properly Asserts its Rights as a Shareholder in Musclepharm

25. On August 21, 2018, White Winston filed a verified complaint in the First Judicial District of Nevada against Ryan Drexler, Musclepharm’s controlling shareholder, CEO and board chairman, and certain other members of Musclepharm’s board of directors under his dominance and control, as well as a petition to appoint a receiver for Musclepharm under Sections 78.650, 78.630 and 32.010 of the Nevada Revised Statutes (the “Nevada Action”).

26. White Winston filed the Nevada Action in an effort to remedy three years of mismanagement, waste and abuse by Drexler and the directors he caused to be appointed to Musclepharm’s board.

27. As described in the Nevada Action, and by way of background, Drexler acquired beneficial ownership of 1 million shares of Musclepharm’s common stock in May 2015, and an additional 499,408 shares in June 2015, giving him (at the time) approximately 10.9% of the company.

28. These acquisitions gave Drexler the leverage to have himself appointed chairman of Musclepharm’s board on June 24, 2015.

29. Drexler had no intention of trying to improve Musclepharm’s performance as a business. His purpose in positioning himself to take control of the company was to engineer a sale of Musclepharm for his own benefit.

30. Drexler increased his control of Musclepharm by arranging for the appointment of supposedly independent directors friendly to him and then having himself hired as Musclepharm’s chief executive officer in August 2015.

31. After Drexler entrenched himself into Musclepharm’s management and affairs, its financial performance collapsed.

32. Between mid-2015, when Drexler began to gain control, and mid-2018, before White Winston filed its action for a receiver, Musclepharm’s stock price fell from $5.15 to $0.65 and its revenue fell by almost $65 million, a nearly 40% decline.

33. Drexler then took advantage of Musclepharm’s precarious financial position, largely created by his own mismanagement, to make himself Musclepharm’s largest creditor. Over the next several years, he caused Musclepharm to become increasingly indebted to him personally.

34. In October 2015, after Drexler had become board chairman and CEO, Musclepharm was in default on a loan from ANB Bank (“ANB”) of approximately $6 million. In exchange for ANB’s agreement not to declare a default before December 10, 2015, Drexler agreed to guaranty Musclepharm’s debt to it.

35. On December 7, 2015, just before the date after which ANB could declare a default under its loan, when Drexler had maximum leverage, he loaned Musclepharm $6 million to retire ANB’s debt and received a note convertible into Musclepharm’s common stock at $2.30 per share, less than half what Drexler paid for his shares in May and June.

36. In addition to being convertible into Musclepharm’s common stock, the loan was secured by all of Musclepharm’s assets and gave Drexler the right to appoint two new members to Musclepharm’s board.

37. The note also prohibited Musclepharm from incurring new subordinated indebtedness without approval by the board Drexler controlled.

38. In November 2016, Musclepharm had to pay $11 million to settle a dispute with a customer. On information and belief, because of the restrictions on incurring new debt Musclepharm had agreed to under the note it gave Drexler in 2015, Musclepharm could only get the money to fund the settlement from Drexler himself.

39. In exchange for the $11 million, Musclepharm gave Drexler another note, this one convertible into its common stock at the even lower price of $1.83 per share. Like the note in 2015, this 2016 note was secured by all of Musclepharm’s assets.

40. In July 2017, Musclepharm gave Drexler anther $1 million note, payable on demand. Like the notes in 2015 and 2016, this one was, again, secured by all of Musclepharm’s assets.

41. Both the 2015 and 2016 notes were due in November 2017. On November 3, 2017, before these two notes matured, Musclepharm refinanced all three notes into a single $18 million note to Drexler (the “Refinanced Note”), secured, like the others, by all of Musclepharm’s assets.

42. While the 2015 note had been convertible at $2.30 per share and the 2016 note had been convertible at $1.83 per share (and the 2017 note had not been convertible at all), this new $18 million Refinanced Note was convertible into Musclepharm’s common stock at $1.11 per share.

43. Thus, the refinancing allowed Drexler to obtain a new, dramatically lower conversion price for all of the debt Musclepharm now owed him. Conversion of the $18 million Refinanced Note at that price would give Drexler at least 59.8% of Musclepharm’s voting power.

44. Unless converted by Drexler, the new $18 million Refinanced Note was due to be paid on December 31, 2019.

45. The issuing of the Refinanced Note to Drexler was a patently self-interested transaction, unfair to the company and its shareholders, brought about Drexler himself and approved by a board under his dominance and control.

46. Musclepharm’s board flatly refused to consider other sources of funding to refinance the debts it owed Drexler.

47. White Winston filed the Nevada Action to, among other things, enjoin Drexler from converting the $18 million Refinanced Note and to exercise its statutory right as a holder of at least 10% of Musclepharm’s stock to seek the appointment of a receiver for Musclepharm under Nevada’s Business Corporation Law.

B.	Musclepharm and Drexler Sue White Winston in Retaliation

48. In February 2019, in direct retaliation for filing the Nevada Action, Musclepharm and Drexler sued WWSAF, the Series Fund, and other parties (including Amerop Holdings, Inc., a member of the Series Fund, and Todd Enright, a principal of WWSAF) in this Court (the “Massachusetts Action”).

49. Drexler’s and Musclepharm’s complaint in this Court explicitly stated that their retaliatory Massachusetts Action “ar[ose] out of” a supposed “scheme” by White Winston to “extract” a buyout of its shares “by launching a complaint in Nevada state court.” Complaint in the Massachusetts Action (“MAC”), filed February 22, 2019, ¶¶ 1-2.

50. Drexler and Musclepharm further claimed that White Winston sought a “ransom” from Musclepharm through “judicial process.” MAC ¶ 34.

51. Drexler’s and Musclepharm’s allegations of a purported extortion “scheme” by White Winston to obtain a “ransom” were utterly baseless. The Massachusetts Action was a naked attempt to intimidate and punish White Winston for asserting its rights as a shareholder in Musclepharm.

52. White Winston moved to dismiss the Massachusetts Action for failure to state a claim and pursuant to Massachusetts’ statute prohibiting “SLAPP” suits, M.G.L. c. 231 § 59H.

53. This Court dismissed the Massachusetts Action on September 20, 2019. The Court held that the MAC failed to make any “specific allegation to back up its claim that [White Winston’s] Nevada Action was part of an extortionate scheme” and did not “explain how [White Winston] unfairly used the Nevada litigation to obtain some advantage that [it was] not entitled to have.” Musclepharm, 2019 WL 5495868 at *4.

54. Because it dismissed the Massachusetts Action for failure to state a claim, the Court did not address dismissal under Massachusetts’ anti-SLAPP statute. However, as noted above, the Court recognized that the Massachusetts Action came “perilously close to fitting the criteria of a SLAPP suit” because it arose “from and [was] based solely on [White Winston’s] petitioning activity,” namely, the Nevada Action. Id. at *5 (emphasis added).

C.	White Winston Brings a Books and Records Action in California

55. On July 30, 2019, prior to this Court’s dismissal of the Massachusetts Action, White Winston invoked its right as a shareholder to inspect Musclepharm’s books and records under the Corporations Code of California, where Musclepharm is incorporated (the “California Action”).

56. For months, Musclepharm refused without justification to comply with White Winston’s request to inspect its books and records and ultimately was ordered to pay White Winston’s fees in connection with the request after the court in California ordered it to comply.

D.	Musclepharm Deepens its Dependence on Drexler for Funding

57. On September 16, 2019, Drexler converted almost all of the Refinanced Note (see paragraph 41) into Musclepharm common stock, receiving 16,216,216 shares and increasing his ownership percentage to approximately 60% of the company.

58. Drexler converted $18 million of the Refinanced Note, the full original principal amount. However, because the Refinanced Note had accrued unpaid interest, the amount Musclepharm owed on the Refinanced Note at the time of conversion was $19,262,910.15. Thus, rather than extinguishing the Refinanced Note entirely, the conversion left Musclepharm still owing $1,262,910.15 to Drexler.

59. Drexler’s motive in converting the Refinanced Note was to bring White Winston below the 10% ownership threshold required under Nevada law for maintaining an action for appointment of a receiver under Sections 78.630 and 78.650 of Nevada’s Revised Statutes.

60. White Winston was forced to acquire 730,503 additional shares of Musclepharm’s common stock to maintain the Nevada Action.

61. White Winston paid $1.00 per share to acquire 103,677 shares on September 27, 2019, and $0.45 per share to acquire 626,826 shares on September 30, 2019.

62. Having now converted most of the debt Musclepharm owed him, Drexler looked to increase Musclepharm’s dependence on him by causing it to borrow more money from him.

63. On October 4, 2019, Musclepharm gave Drexler a revolving note under which it could borrow up to $3 million, supposedly to buy whey protein to be used in the manufacture of Musclepharm’s products (the “2019 Revolving Note”).

64. Previously, Musclepharm had used third-party financing for its normal operational needs. Musclepharm was now turning to Drexler for money to fund its day-to-day business.

65. The 2019 Revolving Note was secured by all of Musclepharm’s assets but was not convertible into Musclepharm’s stock. Musclepharm and Drexler later refinanced the 2019 Revolving Note into a convertible note, discussed further below.

66. On December 27, 2019, Musclepharm borrowed from Drexler yet again, receiving approximately $0.3 million in order to post a bond in an appeal it was taking in a case it had lost. This loan was also later refinanced into the convertible note referenced in the previous paragraph and discussed further below.

E.	Musclepharm Agrees to Settle with White Winston

67. In February 2020, Drexler approached White Winston principal Todd Enright to express his desire for a global resolution of all litigation between White Winston and Musclepharm.

68. The global settlement Drexler said he desired would encompass the Nevada and California Actions as well as any claims that could be asserted by any party in or arising from the now-dismissed Massachusetts Action.

69. Drexler and Enright discussed a settlement in which (1) White Winston would be compensated for the dilution and other harms Drexler and Musclepharm have caused it as well as the expenses it has incurred in its efforts to protect the company, and (2) Musclepharm would end its dependence on Drexler as a creditor and receive funding instead from White Winston and other sources.

70. On March 2, 2020, consistent with this discussion, counsel for White Winston sent an initial draft of a settlement term sheet to Musclepharm’s counsel. This initial term sheet included these terms White Winston considered essential for a global settlement:

•

Musclepharm would pay White Winston $7,148,333 in cash, consisting of (a) $3,500,000 in cash or cash equivalents, and (b) $3,648,333 in the form of a senior secured convertible bond secured by all of Musclepharm’s assets bearing annual interest at 5% to be repaid within 60 months, convertible into Musclepharm’s common stock at White Winston’s option at $0.40 per share.

•	Musclepharm would issue a warrant to White Winston for 3,648,355 shares of Musclepharm’s common stock at a strike price of $0.18 per share, exercisable by White Winston at any time within 7 months.

•

Drexler would assign to White Winston the debt Musclepharm owes him. That debt and the convertible bond issued to White Winston would be subject to a governing master indenture agreement, under which Drexler’s debt and White Winston’s bond would be convertible into Musclepharm’s common stock on the same terms, but Drexler would have no control over the decision to convert.

•	Musclepharm would initiate a rights offering of its common stock at $0.40 per share.

•	White Winston would provide Musclepharm with an interim credit facility of up to $2 million.

•	Musclepharm would agree to significant corporate governance changes, including adding truly independent directors and finding a new CEO.

•

Musclepharm, Drexler and White Winston would enter into an Investor Rights Agreement that would, among other things, give White Winston a right of first refusal in any future issuance of debt, equity or other securities of Musclepharm.

71. On March 3, 2020, the parties’ respective counsel discussed the term sheet and agreed on certain changes.

72. On March 4, 2020, White Winston’s counsel sent Musclepharm’s counsel a new draft of the term sheet, reflecting their discussion at the March 3 meeting.

73. With slight modifications, the March 4 draft of the term sheet contained essentially the same terms as the initial term sheet:

•	Musclepharm would pay $7,148,333 to White Winston, consisting of $3,500,000 in cash or cash equivalents and a $3,648,355 convertible bond.

•	As with the initial term sheet, Drexler would assign his debt to White Winston.

•	White Winston would provide $3 million, rather than $2 million, in interim financing to Musclepharm.

•	As with the initial term sheet, Musclepharm would issue a warrant to White Winston for 3,648,355 shares of Musclepharm’s common stock at a strike price of $0.18 per share.

•	As with the initial term sheet, Musclepharm would initiate a rights offering of common stock at $0.40 per share.

•

Musclepharm would agree to essentially the same corporate governance reforms as in the initial term sheet with respect to the addition of independent directors and the resignation of Drexler and those associated with him from their corporate-officer positions.

•

As with the initial term sheet, Musclepharm, Drexler and White Winston would enter into an Investor Rights Agreement granting White Winston a right of first refusal in any issuance of debt, equity or other securities of Musclepharm.

74. Counsel for White Winston and Musclepharm, with full authority to bind their respective clients, discussed this March 4 draft in telephone calls on March 6 and again on March 12.

75. The parties reached complete agreement on all material issues during the March 12 call.

76. On March 16, 2020, White Winston’s counsel circulated to Musclepharm’s counsel a term sheet accurately reflecting all material terms of the settlement, as finalized on March 12.

77. The March 16 term sheet, titled “Material Terms of Settlement,” is attached as Exhibit A (the “Final Term Sheet”). With one exception, the substantive differences between the March 4 draft and the Final Term Sheet are minimal:

•

The amount Musclepharm is to pay to White Winston is slightly greater, $7,148,355 rather than $7,148,333, but the payment still consists of cash or cash equivalents and a convertible bond, as in the earlier term sheets.

•	Although the debt Musclepharm owes to Drexler is not to be assigned to White Winston, Drexler’s debt must not be amended or increased, with limited exceptions.

•	White Winston is to provide Musclepharm with $3,000,000 in interim financing, as in the March 4 term sheet.

•	As in the earlier term sheets, Musclepharm is to issue White Winston warrants for the purchase of Musclepharm’s common stock at $0.18 per share.

•	As in the earlier term sheets, Musclepharm is to initiate a rights offering of common stock at $0.40 per share.

•	With a few minor, nonmaterial changes in detail, Musclepharm is to initiate the same corporate governance reforms as provided in the earlier term sheets.

•

Musclepharm, Drexler and White Winston “shall” enter into an Investor Rights Agreement granting White Winston (and Drexler) and right of first refusal and a right to participate pro rata in any future issuance of debt, equity, or other securities of Musclepharm.

78. The primary and only material difference between the Final Term Sheet and the preceding term sheets is that rather than assigning Drexler’s debt to White Winston to prevent him from abusing his position as Musclepharm’s largest creditor, Drexler and Musclepharm agreed that Drexler’s debt is not to be further amended or increased.

79. Although the Final Term Sheet contains a small number of minor housekeeping items that are yet to be completed, none of these items were considered by the parties to be material in their final discussion on March 12, 2021.

80. The Final Term Sheet allows Musclepharm to, at last, escape its dependence on financing from Drexler by providing for millions of dollars of new funding from White Winston and from an offering of common stock.

F.	Musclepharm Repudiates the Settlement

81. After agreeing to the Final Term Sheet, Musclepharm regretted it.

82. One of Musclepharm’s lawyers who was not involved in the settlement negotiations subsequently advised Musclepharm to repudiate the agreed settlement because it was “more than White Winston could get in the litigation.”

83. On April 20, 2020, Musclepharm director Bill Bush, at Drexler’s direction, sent White Winston principal Todd Enright an email with entirely new settlement terms, as if the discussion leading to the Final Term Sheet had never happened.

84. Musclepharm’s April 20 settlement terms eliminated the corporate governance reforms that Musclepharm and Drexler had agreed to, did not restrict Musclepharm from modifying or increasing its debt to Drexler, did not provide for financing from White Winston, substantially reduced the monetary payments White Winston would receive, and did not provide for an Investor Rights Agreement.

G.	Musclepharm and Drexler Repeatedly Breach the Final Term Sheet by Modifying and Increasing Drexler’s Debt

85. Despite their promise in the Final Term Sheet that they would not amend or increase Musclepharm’s indebtedness to Drexler, Musclepharm and Drexler have done precisely that on multiple occasions since repudiating the Final Term Sheet.

86. On August 21, 2020, in a further unfair, self-interested transaction brought about by Drexler and approved by a board under his control, Musclepharm refinanced (i) the remaining unconverted portion it owed under the Refinanced Note, see paragraph 58 above, (ii) the amount it owed Drexler under the 2019 Revolving Note, see paragraph 63 above, and (iii) the amount it borrowed from Drexler for the appeal bond, see paragraph 66 above, into a single convertible note in the amount of $2,735,199 (the “August 2020 Refinanced Note”).

87. The August 2020 Refinanced Note was convertible into Musclepharm’s common stock at $0.17 per share, less than half the per share price in the rights offering Musclepharm was obligated to undertake under the Final Term Sheet.

88. The August 2020 Refinanced Note had to be repaid on November 1, 2020 — less than three months after it was issued — unless Drexler converted it before then.

89. At $0.17 per share, conversion of the August 2020 Refinanced Note would give Drexler an additional 16,089,405 shares of Musclepharm’s common stock, almost exactly the same number of shares Drexler received when he converted the 2019 Refinanced Note at $1.11 per share. See paragraph 57.

90. The August 2020 Refinance Note therefore effectively replicated the conversion rights Drexler had under the 2019 Refinanced Note.

91. The August 2020 Refinanced Note violated the Final Term Sheet, to which Drexler had agreed, because it modified the existing debt Musclepharm owed him by, among other things, making all of the existing debt convertible, a benefit Drexler did not have under the 2019 Revolving Note or the loan for the appeal bond.

92. On October 15, 2020, Musclepharm gave Drexler another $3 million revolving note (the “2020 Revolving Note”), supposedly, like the 2019 Revolving Note, to purchase whey protein. See paragraph 63 above. The 2020 Revolving Note thus replicated a debt that supposedly had been rolled into the August 2020 Refinanced Note.

93. The 2020 Revolving Note likewise violated the Final Term Sheet because it represented new indebtedness to Drexler that Musclepharm was prohibited from incurring.

94. Indeed, one of the purposes of the $3 million in interim financing to be provided by White Winston under the Final Term Sheet was to enable Musclepharm to meet its normal operational needs without having to borrow from Drexler.

95. According to Musclepharm’s SEC filings, it currently owes Drexler approximately $2.5 million under the 2020 Revolving Note.

96. On November 29, 2020, Musclepharm borrowed still more money from Drexler, giving him another note in the amount of $2,871,967, convertible into Musclepharm’s common stock at a price of $0.23 per share, a little more than half the $0.40 price in the rights offering required under the Final Term Sheet (the “November 2020 Convertible Note”).

97. The issuance of the November 2020 Convertible Note was yet another unfair, self-interested transaction, caused by Drexler and approved by a board he controls.

98. Although Musclepharm’s SEC filings state that the November 2020 Convertible Note “refinanced” the August 2020 Refinanced Note, implying that Musclepharm’s indebtedness under the latter has been satisfied, in reality the plain terms of the November 2020 Convertible Note and accompanying documents indicate that this is not the case. Musclepharm still is indebted to Drexler under the August 2020 Refinanced Note.

99. Conversion of the November 2020 Convertible Note would give Drexler an additional 12,486,813 shares, on top of the 16,089,405 shares he would receive by converting the August 2020 Refinanced Note.

100. On August 13, 2021, Musclepharm issued Drexler yet another convertible note (the “August 2021 Convertible Note”), this one in the amount of $2,457,549. The August 2021 Convertible Note is due on July 14, 2022. It is convertible into Musclepharm’s common stock at a conversion price equal to the closing price of the stock on October 15, 2021, even if converted after that date.

101. Once again, Musclepharm and Drexler violated the Final Term Sheet by increasing Musclepharm’s indebtedness to Drexler, an outcome that could and should have been avoided had Musclepharm not repudiated the interim financing from White Winston and the rights offering provided for in the Final Term Sheet.

H.	Musclepharm Issues Notes and Warrants to Other Investors

102. In a further breach of the Final Term Sheet, on October 13, 2021, Musclepharm issued $8.2 million in notes to certain investors along with warrants for the purchase of 17,355,700 shares of Musclepharm’s common stock at a price of $0.78 per share.

103. White Winston was not given notice of or an opportunity to participate in this offering.

104. The notes are due to be paid full in only six months, on April 13, 2022. The warrants expire in five years.

105. The warrants are dilutive to shareholders, such as White Winston, who were not permitted to participate. Indeed, Musclepharm currently has 33,479,886 shares of common stock outstanding. Thus, exercise of the warrants in full would increase the number of Musclepharm’s outstanding shares of common stock by more than 50%.

106. If Musclepharm and Drexler had honored the Final Term Sheet rather than repudiating it, they would have entered into an Investor Rights Agreement granting White Winston the right to participate in any future issuance of debt, equity or other securities of Musclepharm.

107. Under that Investor Rights Agreement, White Winston would have a had a right to participate in the October 13 issuance of notes and warrants and could have avoided the dilution it suffered as result of that issuance.

COUNT ONE

Unfair Trade Practice in Violation of M.G.L. c. 93A, § 11

108. White Winston incorporates the foregoing allegations 1 through 107 as if fully set forth herein.

109. White Winston engages in trade or commerce for purposes of M.G.L. c. 93A, § 11.

110. Musclepharm and Drexler likewise engage in trade or commerce for purposes of M.G.L. c. 93A, § 11.

111. Musclepharm and Drexler filed the Massachusetts Action to punish White Winston for properly asserting its rights as a shareholder in Musclepharm and to intimidate and deter White Winston from pursuing its efforts to prevent Drexler from continuing to abuse his position as Musclepharm’s chairman, CEO and controlling shareholder.

112. Thereafter, Drexler converted the debt Musclepharm then owed him to undermine White Winston’s exercise of its shareholder rights, repudiated a global settlement to punish White Winston once again for initiating litigation, and then repeatedly engaged in conduct in violation of that repudiated settlement, all as part of an ongoing pattern of oppressive and retaliatory treatment of White Winston, simply because White Winston has asserted its rights as a shareholder.

113. Musclepharm’s and Drexler’s attempt to punish, intimidate and undermine a shareholder’s proper exercise of its rights constitutes an unfair trade practice and a willful and knowing violation of M.G.L. c. 93A, § 11.

114. Musclepharm’s and Drexler’s unfair conduct occurred primarily and substantially in Massachusetts.

115. As a direct and proximate result of Musclepharm’s and Drexler’s unfair conduct, White Winston has sustained significant damages.

116. Accordingly, Musclepharm and Drexler are liable to White Winston for multiple damages for their unfair trade practices in violation of M.G.L. c. 93A, § 11.

COUNT TWO

Abuse of Process

117. White Winston incorporates the foregoing allegations 1 through 116 as if fully set forth herein.

118. Musclepharm and Drexler sued White Winston in this Court for the purpose of intimating, punishing and retaliating against White Winston for properly asserting its rights as a shareholder in Musclepharm.

119. By doing so, Musclepharm and Drexler used process against White Winston for an ulterior and illegitimate purpose and caused White Winston to endure a baseless and malicious lawsuit and incur legal expenses and other burdens entailed by that wrongful action.

120. Accordingly, Musclepharm and Drexler are liable to White Winston for abuse of process and owe White Winston damages sufficient to compensate it for the resulting harm it suffered.

COUNT THREE

Malicious Prosecution

121. White Winston incorporates the foregoing allegations 1 through 120 as if fully set forth herein.

122. Musclepharm and Drexler commenced a lawsuit in this Court against White Winston without probable cause and with malice, solely for the purpose of punishing White Winston for asserting its rights as a shareholder in Musclepharm, and to undermine White Winston’s legitimate petitioning activity aimed at eliminating Drexler’s control over Musclepharm and achieving other beneficial corporate governance reforms the company needs.

123. The lawsuit Musclepharm and Drexler filed against White Winston was premised on the baseless allegation that White Winston’s legitimate petitioning activity supposedly was an effort to extort a “ransom” or share buyout of White Winston, when, in reality, White Winston was trying to correct Drexler’s abuses of his position and his mismanagement of Musclepharm.

124. The lawsuit was terminated in White Winston’s favor when this Court dismissed it for failure to state a claim upon which relief can be granted.

125. Musclepharm and Drexler caused White Winston to endure a baseless and malicious lawsuit and incur legal expenses and other burdens entailed by that wrongful action.

126. Accordingly, Musclepharm and Drexler are liable to White Winston for malicious prosecution and owe White Winston damages sufficient to compensate it for the resulting harm it suffered.

COUNT FOUR

Breach of the Fiduciary Duty of Loyalty by Drexler

127. White Winston incorporates the foregoing allegations 1 through 126 as if fully set forth herein.

128. As the controlling shareholder, chairman and CEO of Musclepharm, Drexler owes a fiduciary duty of loyalty to White Winton to deal with it fairly and in good faith, as he would any other shareholder.

129. Drexler’s fiduciary duty of loyalty does not permit him to single out a shareholder for punitive and vengeful treatment because that shareholder has exercised its rights.

130. Drexler breached his duty of loyalty to White Winston by authorizing and filing the lawsuit against White Winston in this Court in retaliation for White Winston’s legitimate petitioning activity in Nevada.

131. Drexler breached his duty of loyalty to White Winston a second time by converting the debt Musclepharm owed him in order to thwart White Winston’s legitimate exercise of its statutory right to seek appointment of a receiver for Musclepharm.

132. Drexler breached his duty of loyalty a third time by repudiating the Final Term Sheet, after agreeing to all of its material terms, because the Final Term Sheet supposedly gave White Winston “more than it could ever get in the litigation,” meaning that Drexler reneged on measures that are manifestly in the best interests of Musclepharm and its shareholders simply because the party seeking those measures, White Winston, was an adverse litigant.

133. Drexler breached his duty of loyalty a fourth time by orchestrating the August 2020 Refinanced Note, the 2020 Revolving Note, the November 2020 Convertible Note and the August 2021 Convertible Note, which are unfair to Musclepharm and its shareholders and are prohibited under the Final Term Sheet.

134. The conversion prices under the August 2020 Refinanced Note and the November 2020 Convertible Note are unfairly low, and significantly below the price negotiated for the rights offering in the Final Term Sheet.

135. Moreover, conversion of the August 2020 Refinanced Note and the November 2020 Convertible Note would allow Drexler to acquire another approximately 28 million shares of Musclepharm’s common stock, further strengthening his stranglehold on the company. Conversion of the August 2021 Convertible Note would allow Drexler to acquire an as yet undetermined additional number of shares.

136. Drexler’s repeated breaches of his fiduciary duty of loyalty were specifically directed at harming White Winston, causing White Winston significant damages unique to it and distinct from other Musclepharm shareholders.

137. The harm to White Winston includes the losses it has suffered as result of Drexler’s vindictive and retaliatory repudiation of the Final Term Sheet, including the lost value of $7,148,355.00, the loss of the interest and profits White Winston expected to receive from the interim financing and through participation in Musclepharm’s rights offering, and the dilution White Winston suffered in the October 13, 2021 issuance of notes and warrants, all of which would not have occurred had Drexler honored the Final Term Sheet.

138. Accordingly, Drexler is liable to White Winston for breaching his fiduciary duty of loyalty and owes White Winston damages sufficient to compensate it for the resulting harm it suffered.

COUNT FIVE

Breach of Contract

139. White Winston incorporates the foregoing allegations 1 through 138 as if fully set forth herein.

140. In the alternative, White Winston, Drexler and Musclepharm agreed to and are bound by the Final Term Sheet, which Drexler and Musclepharm breached when they repudiated it.

141. The Final Term Sheet is intended to be a global resolution of all claims that have or could have been asserted in the litigation Musclepharm and Drexler filed against White Winston in this Court as well as the litigation White Winston filed in Nevada and California.

142. By March 12, 2020, the parties had reached agreement on all material terms of the Final Term Sheet and intended to be, and were, bound by it.

143. Under the Final Term Sheet, Musclepharm agreed to pay White Winston a total value of $7,148,355.00. This included $3,500,000 in cash or cash equivalents and a $3,648,355.00 convertible bond.

144. As explained above, the Final Term Sheet also included provisions designed to end Musclepharm’s dependence on Drexler for financing:

•	White Winston agreed to provide Musclepharm with $3,000,000.00 in interim financing;

•	Musclepharm agreed to a rights offering at $.40 per share that would put significant new money, including from White Winston, into the company; and

•	Musclepharm was prohibited from amending or increasing its to debt to Drexler.

145. In addition, Musclepharm and Drexler agreed to enter into an Investor Rights Agreement with White Winston that would, among other things, grant Winston a right of first refusal and a right to participate in any future issuance of debt, equity or other securities of Musclepharm.

146. After breaching the Final Term Sheet by repudiating it because it supposedly gave White Winston “more than it could get in the litigation,” Drexler and Musclepharm repeatedly breached it again when Drexler caused Musclepharm to modify and increase its debt to him in direct violation of the restrictions in the Final Term Sheet.

147. As a result of Musclepharm’s and Drexler’s breaches of the Final Term Sheet, White Winston was damaged in the amount of at least $7,148,355.00, in addition to the interest, profits and value it expected to receive from the interim financing and through participation in Musclepharm’s rights offering.

148. White Winston was further harmed when, on October 13, 2021, Musclepharm issued $8.2 million in notes to other investors along with warrants to purchase 17,355,700 shares of Musclepharm’s common stock without allowing White Winston to participate in the offering, which it would have had the right to do if Musclepharm and Drexler had honored the Final Term Sheet and entered into the Investor Rights Agreement with White Winston.

149. Accordingly, Musclepharm and Drexler are liable to White Winston for breach of the Final Term Sheet and owe White Winston damages sufficient to compensate it for the resulting harm it suffered.

PRAYER FOR RELIEF

WHEREFORE, plaintiffs pray that the Court enter judgment in their favor and against defendants, jointly and severally, and:

I.	Award plaintiffs damages in an amount to be determined at trial;

II.	Award plaintiffs multiple damages pursuant to M.G.L. c. 93A, § 11;

III.	Award plaintiffs their costs, expenses, expert fees and attorneys’ fees incurred in connection with this action; and

IV.	Award plaintiffs such other or alternative relief as the Court deems just and proper.

Dated: February 7, 2022	Respectfully submitted, WHITE WINSTON SELECT ASSET FUNDS, LLC and WHITE WINSTON SELECT ASSET FUND SERIES FUND MP-18, LLC, By their attorneys,

/s/ Jeffrey D. Sternklar
Jeffrey D. Sternklar (BBO No. 549561) JEFFREY D. STERNKLAR LLC 101 Federal Street, 19th Floor Boston, MA 02110
(617) 207-7800 (Telephone)
(617) 733-5171 (Mobile)
(617) 507-6530 (Facsimile) jeffrey@sternklarlaw.com

EXHIBIT A

MATERIAL TERMS OF SETTLEMENT

White Winston Select Asset Fund Series Fund MP-18, LLC (the “Series Fund”), White Winston Select Asset Funds, LLC (“White Winston”), and Brent Baker, on the one hand, and MusclePharm Corporation (“MusclePharm”), Ryan Drexler, Brian Casutto, John Desmond, and William Bush, on the other hand, agree to settle all claims by and between them on the terms set forth herein (this “Agreement”), including, without limitation, those that have or could have been asserted in the following Litigations and Appeals: White Winston Select Asset Fund Series Fund MP-18, LLC, et al. v. MusclePharm Corporation, et al., Case No. 18-OC-00206 (First Judicial District Court in and for Carson City, Nevada); White Winston Select Asset Fund Series Fund MP-18, LLC, et al. v. MusclePharm Corporation, et al., Case No. 80196 (Nevada Supreme Court); MusclePharm Corporation, et al. v. The First Judicial District Court of the State of Nevada, et al., Case No. 79163 (Nevada Supreme Court); White Winston Select Asset Fund Series Fund MP-18, LLC v. MusclePharm Corporation, Case No. 19STCV26426 (Superior Court of the State of California, County of Los Angeles, Central District); and MusclePharm Corporation, et al. v. White Winston Select Asset Fund Series Fund MP-18, LLC, et al, Case No. 1984CV00663-BLS2 (Superior Court, Suffolk County, Commonwealth of Massachusetts) (the “Massachusetts Action”).

1.	MusclePharm will pay the Series Fund $7,148,355 in the form of:

a.	$350,000 in cash to be transferred by [ ], 2020, into Ballard Spahr LLP’s IOLTA account and released to the Series Fund immediately;

b.

$3,150,000 in cash or cash equivalents, commercial paper, or other endorsable short-term investment grade senior-secured debt securities, to be promptly transferred to an escrow account to be established at a major, national bank or securities custodian or trust company; and

c.	$3,648,355 to be evidenced by a senior secured convertible bond (the “Convertible Bond”), with the following terms.

i.

The Convertible Bond shall be issued subject to a Master Indenture Agreement (the “Indenture”) which shall contain standard representations, warranties, covenants and other terms and conditions appropriate with respect to the issuance of the Convertible Bond.

ii.

The Convertible Bond shall be secured by a perfected security interest in all the assets of MusclePharm and of its subsidiaries and be senior to any other debt, except any asset-based commercial loan facility extended by a bank or other financial institution (“Commercial ABL”) (A) with collateral advance rates not to exceed (I) eighty percent (80%) of eligible accounts receivable and (II) fifty percent (50%) of finished inventory, and/or (B) with any other principal amounts based on cash-flow coverage; provided that at no time will MusclePharm’s debt service ratio with respect to the outstanding Commercial ABL and the Aggregate Indebtedness (defined herein), calculated as the ratio of MusclePharm’s EBITDA to the aggregate amount of its debt service payments, exceed one-to-one (1:1).

iii.

MusclePharm shall repay the Convertible Bond in a single installment of principal and interest sixty (60) months from the issue date of the Convertible Bond; provided, however, that the term of the Convertible Bond may be extended by MusclePharm for a maximum period of an additional twenty-four (24) months in the event MusclePharm is unable to retire the Convertible Bond after making good-faith efforts to secure a commercially reasonable refinancing of the Convertible Bond.

iv.	The Convertible Bond shall bear interest at a rate of 5% per annum, compounded monthly, subject to increases in the event of a default under the Indenture or the Convertible Bond.

v.	MusclePharm shall have no right to pre-pay the Convertible Bond.

vi.

The Convertible Bond shall be convertible at the election of the holder, at any time and upon demand, into shares of MusclePharm common stock at $0.40/share, subject to full ratchet antidilution adjustment with respect to any issuance of securities by MusclePharm while the Convertible Bond is outstanding.

vii.

The Convertible Bond or the Indenture shall contain standard registration rights, including piggy-back registration rights and the right to demand registration upon not less than 180-days written notice by the holder of the Convertible Bond to MusclePharm.

2. The terms and conditions of any and all debt Ryan Drexler holds that was issued by MusclePharm or its affiliates (the “Drexler Legacy Debt”) will be amended and restated to be substantially similar to the terms and conditions of the Convertible Bond.

a.	By [ ], 2020, Ryan Drexler shall provide a complete accounting of the amount outstanding under the Drexler Legacy Debt (“Drexler Payoff”).

b.

Following the date of this Agreement, the Drexler Legacy Debt may not be amended or increased other than subject to the terms of this Agreement and the Agency Agreement (defined below); provided, however, that the amount of the Drexler Legacy Debt shall be automatically increased by the amount otherwise payable to Ryan Drexler upon termination of his employment pursuant to #9.c below.

c.

The Drexler Legacy Debt is, and shall be following the assignment to the Series Fund, secured by the existing UCC-1 (filing # 2015033448-0 filed on December 7, 2015) currently on record with the Nevada Secretary of State naming MusclePharm as the Debtor and Ryan Drexler as the Secured Party.

3. The Series Fund shall provide MusclePharm with interim financing in an amount of up to $3,000,000 (the “Interim Financing”).

a.

The Interim Financing shall be reflected in a separate credit facility (the “Bridge Loan”) to be evidenced by a separate convertible promissory note (the “Bridge Note” and together with the Convertible Bond, the “Notes”), which Bridge Loan and Bridge Note, as applicable, shall (A) have a base interest rate not exceeding 8% per annum, compounded monthly, (B) include closing fees, costs and pre-payment fees on commercially reasonable terms consistent with those extended by commercial financial institutions to companies of similar size and financial condition as MusclePharm for similar financings, (C) be payable in full upon the earlier of eighty-four (84) months from the date the Bridge Note is issued or the occurrence of any event of default under the Bridge Loan, and (D) include other rights and terms substantially similar to those in the Convertible Bond and Indenture, including with respect to the collateral securing MusclePharm’s obligations thereunder (provided the Bridge Loan shall not be convertible into shares of MusclePharm’s capital stock).

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b.

The Series Fund’s obligation to make available the Interim Financing, and its obligation to advance any amounts under the Notes, shall be subject to the pledge of unencumbered eligible current accounts receivable of MusclePharm of not less than $4,500,000, which pledge shall be further set forth in the Indenture and/or Bridge Loan documents.

c.

Ryan Drexler shall have the right to extend financing to MusclePharm, in an amount up to $1,000,000.00, concurrent with and on substantially the same terms as the Bridge Loan (the “Drexler Bridge Loan” and together with the Drexler Legacy Debt, the “Drexler Debt”).

d.

Concurrent with the issuance of the Bridge Note, MusclePharm shall issue to the Series Fund a warrant (the “Callable Warrant”), exercisable for a period of seventy-two (72) months from the closing of the Bridge Loan, to purchase up to 16,666,666 share of MusclePharm’s common stock at a strike price of $0.18 per share subject to full ratchet antidilution adjustment with respect to any issuance of securities by MusclePharm while the Bridge Note is outstanding. The terms and conditions of the Callable Warrant shall be substantially similar to the Standard Warrant described in #7 below; provided, however, that if (i) no event of default shall have occurred during the term of the White Winston Debt and (ii) the White Winston Debt and all other amounts due and payable under or arising from this Agreement have been paid in full, then, MusclePharm shall have the right to redeem the Callable Warrant (the “Warrant Redemption”) for the following consideration:

(i)

During the first twelve (12) months from the date of this Agreement, MusclePharm may exercise the Warrant Redemption for an amount equal to a payment in immediately available good funds that will provide White Winston and the Series Fund with an internal rate of return (“IRR”)[1] on its investment in the White Winston Debt (not including any amounts received from assessed monitoring fees, late fees, or default interest) equal to eight percent (8%);

(ii)

During months thirteen through eighteen (13-18) from the date of this Agreement, MusclePharm may exercise the Warrant Redemption for an amount equal to a payment in immediately available good funds that will provide White Winston and the Series Fund with an IRR on its investment in the White Winston Debt (not including any amounts received from assessed monitoring fees, late fees, or default interest) equal to twelve percent (12%); and

1	Internal Rate of Return shall be calculated as follows:

Where:

di = the ith, or last, payment date.

d1 = the 0th payment date.

Pi = the ith, or last, payment

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(iii)

After month eighteen (18) from the date of this Agreement, MusclePharm may exercise the Warrant Redemption for an amount equal to a payment in immediately available good funds that will provide White Winston and the Series Fund with an IRR on its investment in the White Winston Debt (not including any amounts received from assessed monitoring fees, late fees, or default interest) equal to eighteen percent (18%).

4. MusclePharm, Ryan Drexler and the Series Fund shall enter into a Priority and Payment Agreement governing the application of certain proceeds to the obligations of MusclePharm to the Series Fund and/or White Winston arising from or related to this Agreement (the “White Winston Debt”) and arising from or related to the Drexler Debt.

a.

Priority of Liens: Notwithstanding the priorities which would ordinarily result from the order of the granting of any lien, or the order of filing of any financing statements, security agreements or mortgages, the liens on MusclePharm’s assets securing MusclePharm’s payment of the Drexler Debt and the White Winston Debt shall be pari passu.

b.

Sources of Proceeds: all cash, cash equivalents and other proceeds inuring to MusclePharm other than amounts received from the sale of MusclePharm’s products in the ordinary course of MusclePharm’s business (“Available Proceeds”). Available Proceeds shall include, without limitation, (i) proceeds from the rights offering described in #8 below, (ii) proceeds from any refinancing of MusclePharm’s business or assets and (iii) proceeds from the sale of MusclePharm or the sale of MusclePharm’s assets not in the ordinary course of business.

c.

Order of Payments: The Available Proceeds shall be applied (i) first to pay off all obligations arising from or related to this Agreement other than those evidenced by the Bridge Note or the Convertible Bond, (ii) then 50% to pay down the balance of the White Winston Debt and 50% to pay down the balance of the Drexler Debt until one or the other is paid in full, and (iii) then 100% to pay down the balance of MusclePharm’s obligations under the White Winston Debt or the Drexler Debt, as applicable, until such balance is paid in full.

5. Ryan Drexler, the Series Fund and White Winston shall enter into an agency and intercreditor agreement (the “Agency Agreement”) governing their respective rights with respect to the White Winston Debt, the Drexler Debt and any future obligations of MusclePharm to White Winston, the Series Fund or Ryan Drexler or their respective affiliates (collectively, the “Aggregate Indebtedness”).

a.

Ryan Drexler shall provide standard representations and warranties with respect to the Drexler Debt and the Series Fund shall provide standard representations and warranties with respect to the White Winston Debt.

b.

The Agency Agreement shall provide that any amount received in payment of the Aggregate Indebtedness shall, after payment of any related expenses, be applied to the payment of the Aggregate Indebtedness in accordance with the Priority and Payment Agreement and distributed to the Series Fund and Ryan Drexler 50/50 subject to the terms thereof.

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c.

The Agency Agreement will provide that White Winston shall service and manage the Aggregate Indebtedness, although the consent of Ryan Drexler shall be required with respect to certain material actions regarding the enforcement of the Aggregate Indebtedness and liquidation of collateral securing the Aggregate Indebtedness including, but not limited to, the acceleration of indebtedness arising from a non-monetary default, the appointment of a receiver under the Indenture or with respect to the Bridge Loan, and the exercise of remedies under Article 9 of the Uniform Commercial Code; provided, however, that with respect to any action taken by a third party that constitutes a default with respect to the Aggregate Indebtedness, no consent will be required so long as White Winston acts in a commercially reasonable manner and in good faith to protect the collective interest of Ryan Drexler and the Series Fund.

6. The Series Fund will tender up to 3,648,355 shares of MusclePharm common stock to MusclePharm. MusclePharm shall take all tendered shares into treasury.

7. MusclePharm will issue to the Series Fund a warrant to purchase such number of shares of MusclePharm common stock (the “Standard Warrant” and together with the Callable Warrant, the “Warrants”) as is equal to the number of shares tendered by the Series Fund pursuant to #6 above.

a.	The Standard Warrant shall be exercisable for a term of seventy-two (72) months and may be exercised in whole, or in part, at any time during the term at the election of the holder.

b.

The Standard Warrant shall have a strike price of $0.18/share, subject to full ratchet antidilution adjustment with respect to any issuance of securities by MusclePharm while the Standard Warrant is outstanding.

c.

The Standard Warrant shall contain standard registration rights including piggy-back registration rights and the right to demand registration upon not less than 180-days written notice by the holder of the Standard Warrant to MusclePharm.

d.	The Standard Warrant shall provide for the cash-exercise price per share to be paid to MusclePharm at the time of the exercise by the holder.

e.	The Standard Warrant will include standard representations and warranties by MusclePharm with respect to the issuance of the Standard Warrant and the underlying shares of common stock.

8. MusclePharm shall initiate a rights offering to give its common stockholders the right to purchase MusclePharm common stock at $0.40/share with a 1-year lock-up.

a.

MusclePharm shall initiate the rights offering within 30 days of becoming current on all filings required to be made to the SEC including but not limited to its 10-Qs and 10-Ks but in no event less than one-hundred eighty (180) days after the dismissal of the Litigations and Appeals. MusclePharm shall set the record date for the rights offering no later than earliest of (i) the day prior to the filing on Form 8-K disclosing this Agreement, (ii) the filing of the Agreement with any court or (iii) any disclosure of this Agreement or the material terms hereof to the public or to any third party not subject to a confidentiality agreement prohibiting disclosure thereof.

5

b.

Neither Ryan Drexler nor the Series Fund (nor their affiliates and/or control-entities) will participate in the rights offering, provided that the Series Fund (and its successors and assigns) shall have the right to participate in the rights offering with respect to the shares not tendered to MusclePharm pursuant to #6 above.

c.	All proceeds of the rights offering shall be applied first to repay the Aggregate Indebtedness in the manner set forth in the Priority and Payment Agreement.

9. MusclePharm, Ryan Drexler, Brian Casutto, John Desmond, and William Bush, shall institute a new leadership and corporate governance structure for MusclePharm as follows:

a.

Ryan Drexler, Brian Casutto, John Desmond, and William Bush shall expand MusclePharm’s board of directors to not less than seven (7) seats, and fill at least a majority of all board seats with independent directors (as defined under the NASDAQ rules) qualified by experience who have not previously served as a MusclePharm officer or director (the “New Board”).

b.

MusclePharm, Ryan Drexler, and the Series Fund shall enter into a Stockholder/Investor Rights Agreement which shall, include the following provisions: (i) the Series Fund and Ryan Drexler shall have a right of first refusal and pro rata right (50%-50% with right of oversubscription) with respect to the issuance of any future debt, equity, or other securities of MusclePharm, which right shall be exercisable by either for 30 days following receipt of notice of any third-party debt or equity financing; (ii) terms for the lock-up of shares, including shares issued pursuant to the exercise of the Warrants or conversion of the Convertible Bond; (iii) certain terms in favor of the Series Fund and Ryan Drexler, including preemptive rights, rights of first refusal, tag-along rights, and drag-along rights with respect to any sale of MusclePharm resulting in gross proceeds of an aggregate equity value of not less than $[             ] net of all liabilities; (iv) board representation rights in favor of the Series Fund upon conversion of the Convertible Bond and/or exercise of the Warrants; and (v) restrictions regarding so-called “related party transactions” among or between each and any of MusclePharm, the Series Fund and Ryan Drexler.

c.

Following the election of the New Board and a commercially reasonable transition period determined by the New Board, but in no event later than six (6) months from the date the parties complete the actions set forth in #12 below, Ryan Drexler and Brian Casutto shall resign their respective positions as officers and/or executives of MusclePharm and its affiliates, including as CEO and Executive Vice-President of MusclePharm, and shall not seek or accept another C-Suite, officer, or substantially equivalent position with MusclePharm or its affiliates. In conjunction with his resignation, Ryan Drexler’s employment agreement shall be terminated and any amounts otherwise due to him thereunder shall be satisfied in full upon payment by MusclePharm to him of $[             ], which payment shall be effected by increasing, on a dollar-for-dollar basis, the amount of the Drexler Legacy Debt as described in #2.b above.

d.

The New Board shall conduct a search to select a new, permanent CEO and CFO and thereafter appoint a new, permanent CEO and CFO on terms and conditions that are commercially reasonable given the size and financial condition of MusclePharm.

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e.

Ryan Drexler shall vote in favor of the New Board at any annual stockholders’ meeting (or by written consent in lieu of the stockholders’ meeting) or at any special stockholders’ meeting called for the purpose of electing directors for a period of the greater of (i) the period in which any of the White Winston Debt remains outstanding, or (ii) five (5) years from the dismissal of the Litigations and Appeals.

f.

The terms and conditions of the Indenture and/or the Bridge Loan shall include certain negative and affirmative covenants regarding various corporate governance matters including, but not limited to: restrictions on changes in management after the appointment of the new CEO and CFO, the amendment of the MusclePharm corporate charter and by-laws without consent of the holders of the Notes, and other material matters related to the corporate governance of MusclePharm, each with the intention of developing and implementing “best corporate governance practices.”

10. With five (5) business days of the execution of this Agreement, (a) MusclePharm, Ryan Drexler, Brian Casutto, John Desmond, and William Bush will relinquish its/his/their attorneys’ fees judgment in Case No. 18-OC-00206 against the Series Fund, White Winston and Brent Baker by filing a satisfaction of judgment and a joint motion with the Series Fund, et al., to relinquish the security for that judgment, and (b) White Winston will withdraw its motion for contempt against Ryan Drexler et al. in Case No. 80196.

11. All parties agree to confidentiality of this Agreement to the extent legally permitted and to seek court approval of this Agreement to the extent legally required. For the avoidance of doubt, the parties are permitted to disclose this Agreement, including its terms, to the extent required to comply with their respective obligations under the law, including, without limitation, the Securities Act of 1933 and the Exchange Act of 1934 and all implementing regulations, and to seek any required court approval of this Agreement, including, without limitation, Nevada Rule of Civil Procedure 23.1.

12. Upon completion of Nos. 1-10, above and, to the extent legally required, receipt of court approval of this Agreement, all parties will (i) dismiss all Litigations and Appeals with prejudice, with each party to bear his or its own attorneys’ fees, costs, and expenses, by filing stipulations and orders, joint motions, or the necessary equivalent documents and (ii) execute and deliver written releases of one another and their affiliates, Amerop Holdings, Inc., Leonard Wessell III, and Todd M. Enright (who are additionally named parties in the Massachusetts Action), and each of their respective officers, directors, shareholders, agents, employees, professional advisors (including, without limitation, their attorneys), and each of their respective successors and assigns, from any and all claims from the beginning of time to the present.

[Remainder of page intentionally left blank.]

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By affixing their signatures below, each party agrees that he or it has had an opportunity to consult with legal counsel and other professionals on the form and content of this Agreement. Further, the person signing on behalf of each corporate entity – including the Series Fund, White Winston, and MusclePharm – represents and warrants that he or she has the authority to enter into this Agreement on behalf of the entity.

WHITE WINSTON SELECT ASSET FUND SERIES FUND MP-18, LLC

By:

Printed Name:

Its:

Date:

WHITE WINSTON SELECT ASSET FUNDS, LLC

By:

Printed Name:

Its:

Date:

BRENT BAKER

Date:

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MUSCLEPHARM CORPORATION

By:

Printed Name:

Its:

Date:

RYAN DREXLER, in his individual and personal capacities, as well as a director and officer of MusclePharm Corporation

Date:

BRIAN CASUTTO, in his individual and personal capacities, as well as a director and officer of MusclePharm Corporation

Date:

JOHN DESMOND, in his individual and personal capacities, as well as a director of MusclePharm Corporation

Date:

WILLIAM BUSH, in his individual and personal capacities, as well as a director of MusclePharm Corporation

Date:

9